Exhibit 10.19
CONSULTING AGREEMENT
This Consulting Agreement (this “Agreement”) is made as of September 13, 2019 (the “Effective Date”). In consideration of retaining David R. Liu (the “Consultant”) by Prime Medicine, Inc. (the “Company”), a Delaware company, the parties agree as follows:
1.    Services and Payment.
(a)    Consultant will perform the consulting services specified on Schedule A(the “Services”) as the Company and Consultant may from time to time mutually agree upon in writing (email is acceptable). Consultant will devote Consultant’s commercially reasonable efforts to performing the Services. Consultant will not perform any services for which Consultant expects to be compensated under this Agreement except as mutually agreed upon by the parties in writing as provided above.
(b)    The Company will pay Consultant a consulting fee of One Hundred Fifty Thousand dollars ($150,000) per year, payable in monthly installments in arrears, commencing within 30 days of the closing of the Company’s first equity financing but effective as of the date of this Agreement, for Services performed by Consultant. The Company will reimburse Consultant for such reasonable business expenses as are incurred by Consultant in performing the Services that the Company approves in advance. In addition, the Consultant shall be entitled to the Common Stock of the Company as set forth in a Founder Stock Restriction Agreement by and between the Company and the Consultant of even date herewith.
(c)    In furnishing the Services, Consultant understands that Consultant will at all times be acting as an independent contractor and not an employee of the Company and will not be entitled to participate in or to receive any benefit or right under any of the Company’s employee benefit, welfare or like plans. Consultant will be responsible for paying all withholding and other taxes arising from the performance of the Services when they become due and payable. Consultant will not enter into any agreements binding on the Company.
2.    Relationship of Consultant to Others.
(a)    The Company recognizes that as of the date first written above Consultant is an employee of the Howard Hughes Medical Institute and a member of the faculty of Harvard University (“Harvard”) and The Broad Institute, Inc. (“Broad”) and may become a member of other institutions or associations in the future (collectively the “Institutions” and each an “Institution”), and that Consultant’s activities are and will be subject to the policies and regulations of the Institutions, including the Howard Hughes Medical Institute Uniform Consulting Agreement Provisions) (the (“Uniform Provisions”) and may require Institution specific addenda and each such policy, regulation and addendum may be amended from time-to- time (such policies, regulations and addenda are collectively referred to as the “Applicable Policies”), copies of which are attached hereto as Exhibit A and made an integral part of this Agreement. The parties agree that the Applicable Policies and Uniform Provisions are an integral part of this Agreement and this Agreement shall have no force or effect unless the Applicable Policies and Uniform Provisions are signed by both parties. The parties agree that if required by the Institutions, the attached Applicable Policies will be signed by both parties to give effect to this Agreement, and that in the event of any conflict between this Agreement and the Applicable Policies, the Applicable Policies shall govern. Consultant will promptly inform the Company in writing of any applicable material changes or additions to the Applicable Policies after he becomes aware of any such changes or additions. In the event any of such changes or additions to the Applicable Policies will in the Company’s judgment interfere with Consultant’s performance of the Services, the Company may terminate this Agreement immediately upon written notice to Consultant.
(b)    The Company recognizes that as of the date first written above Consultant is a party to an agreement with Editas Medicine, Inc. (“Editas”) pursuant to which the Consultant provides consulting services to Editas in the field of Cas9 and TALEN genome editing technologies, and that for one year from the Effective Date, Consultant’s activities are and will be subject to his agreement with Editas as currently in effect (the “Editas Agreement”). The parties agree that in the event of any conflict between this Agreement and the Editas Agreement during such one year period, the Editas Agreement shall govern, provided that during the term of this Agreement, Consultant will not enter into any agreement to amend or otherwise modify the Editas Agreement in a manner that would be inconsistent with or otherwise conflict with Consultant’s obligations under this Agreement, and provided further that notwithstanding the primacy of the Editas Agreement, Consultant agrees not to provide services to Editas in the PMI Field (as defined below), whether personally or through any consulting entity, except to the extent contractually required by the Editas Agreement.
(c)    The Company recognizes that as of the date first written above Consultant is a party to an agreement with Beam Therapeutics, Inc. (“Beam”) pursuant to which the Consultant provides consulting services to Beam in the Beam “Field” (or like term) as defined in that certain Consulting Agreement, dated March 1, 2017, by and between the Consultant and Beam as currently in effect (the “Beam Agreement”). During the term of the Beam Agreement, the parties agree that in the event of any conflict between this Agreement and the Beam Agreement, the Beam Agreement shall govern, provided that during the term of this Agreement, Consultant will not enter into any agreement to amend or otherwise modify the Beam Agreement in a manner that would be inconsistent with or otherwise conflict with Consultant’s obligations under this Agreement, and provided further that notwithstanding the primacy of the Beam Agreement, Consultant agrees not to provide services to Beam in the PMI Field (as defined below), whether personally or through any consulting entity, except to the extent contractually required by the Beam Agreement.
(d)    During the term of this Agreement and for six (6) months thereafter, Consultant will not directly (i) provide material services to any third party in any of the PMI Field (as defined below), or (ii) become an owner, partner, shareholder, consultant, agent, employee or co-venturer of any third party that has committed, or intends to commit at the time Consultant becomes an owner, partner, shareholder, consultant, agent, employee or co-venturer of such third party, significant resources to the PMI Field (other than in Consultant’s capacity as a holder of not more than 1% of the combined voting power of the outstanding stock of such a third party that is a publicly held company, or with respect to Beam or Editas). Further, Consultant shall not enter into any agreement or other arrangement that would prevent Consultant from providing diagnostic consulting services to the Company in support of PMI Editing. “PMI Editing” means any and all gene editing and technology therefor (including CRISPR, Prime Editing (as defined in the Broad License (as defined below)), and technology in the “Field” (or like term) as defined in the Beam Agreement), in each case, for any and all human prophylactic or therapeutics uses (including to address any potential human disease or condition, including any protective mutations), including any activities directed to the discovery, identification, optimization, development, manufacture or commercialization of any agent for any such human prophylactic or therapeutics uses (even if the result of such activities do not themselves practice any such gene editing). For purposes of this Agreement, “Broad License” means that certain License Agreement by and between the Company and The Broad Institute, Inc. The foregoing restrictions will not prohibit Consultant from (w) meeting any of his obligations under any Applicable Policies, (x) conducting research at an Institution that is funded by a third party sponsored research arrangement or that utilizes funds or facilities administered by such Institution, where inventions conceived by Consultant in the course of such research will be owned by such Institution pursuant to the Applicable Policies, or that utilizes funds received under a grant from a governmental entity, a foundation or non-profit organization, (y) publishing the results of any such research, or (z) providing educational, clinical or other such services for an Institution. Without limiting the foregoing, the Services shall not encompass work at the Institutions, because of prior obligations to such institutions and funding organizations, including the United States Government.
(e)    During the term of this Agreement and for one year thereafter, Consultant will not (i)    solicit, encourage, or take any other action which is intended to induce any employee of, or consultant to, the Company to terminate his or her employment or relationship with the Company in order to become employed by or otherwise perform services for any third party, or (ii)    solicit, endeavor to entice away from the Company or otherwise interfere with the relationship of the Company with any third party who is, or was within the then-most recent twelve month period, a client or customer of the Company.
(f)    Attached as Exhibit B is a list of all agreements or relationships pursuant to which Consultant provides or is committed to provide any services in the field of life sciences as of the Effective Date, other than with respect to the Institutions. During the term of this Agreement, before entering into (or amending or restating) any agreements or other relationships with any third party pursuant to which Consultant will provide any such services, other than with any Institutions, Consultant will give reasonable advance notice to the Company in writing and the parties will discuss.
3.    Developments.
(a)    Consultant will promptly disclose in confidence to the Company all inventions, discoveries, ideas, processes, products, computer programs, works of authorship and know-how that Consultant makes, conceives or reduces to practice, during the term of this Agreement, and that (i) arise from the Services, or (ii) arise from use of Confidential Information of the Company (collectively, “Developments”). Consultant will neither make any use of any funds, space, personnel, facilities, equipment or other resources of any Institution or other third party in performing the Services hereunder nor without limiting Section 2(a) or 2(b) or 2(c), take any other action that would result in any Institution or other third party owning or having a right in any Developments under the Applicable Policies, the Uniform Provisions or otherwise.
Consultant will not make use of any funds, space, personnel, facilities, equipment or other resources of Company in fulfilling his obligations to Institutions.
(b)    Consultant will make and maintain adequate and current written records of all Developments, which records will be available to and remain the property of the Company at all times. All Developments will be the sole property of the Company. For purposes of the copyright laws of the United States, all Developments will constitute works made for hire as applicable. Consultant hereby assigns and, to the extent any such assignment cannot be made at present, hereby agrees to assign to the Company, without further compensation, all right, title and interest in and to all Developments and any and all related patent rights, copyrights, trade secrets and other proprietary rights in any and all countries.
(c)    Consultant will assist the Company in any reasonable manner (at the request of Company) to obtain for its own benefit patents, copyrights and other proprietary rights in any and all countries with respect to the Developments, and Consultant will execute and deliver, when reasonably requested, patent and other applications and assignments thereof. Consultant will further assist the Company, at the Company’s reasonable request, to enforce any patents, copyrights and other legal protections obtained for the Developments, including testifying in any suit or proceeding. Company will reimburse Consultant for expenses incurred at the Company’s request and, with respect to any performance after the term of this Agreement, compensate Consultant at a reasonable rate for time actually spent by Consultant at the Company’s request. In the event the Company is unable after reasonable best effort to obtain Consultant’s signature on any document which Consultant may be required to sign pursuant to this Section, whether because of Consultant’s physical or mental incapacity or for any other reason whatsoever, Consultant hereby irrevocably appoints each of the President and the Secretary of the Company (whether now or hereafter in office) as Consultant’s attorney-in-fact to execute any such document on Consultant’s behalf.
(d)    Notwithstanding anything to the contrary in this Agreement, Company agrees that Consultant is free to reuse all generalized knowledge, experience, know-how and technologies (including ideas, concepts, processes and techniques) acquired during performance of the Services (including without limitation, that which it could have acquired performing the same or similar services for another company).
4.    Confidential Information.
(a)    As used in this Agreement, “Confidential Information” means all trade secrets and confidential or proprietary information owned, possessed or used by the Company that is disclosed to the Consultant under this Agreement and is marked or otherwise identified as “proprietary” or “confidential” at the time of disclosure or is of such a nature that a reasonable person would understand such information to be proprietary or confidential. Subject to the foregoing, Confidential Information may include (i) all Developments, technology, business strategies and plans, financial information, personnel information and customer lists of the Company, (ii) all materials relating to the PMI Field and furnished by the Company, and (iii) all information of third parties that the Company has an obligation to keep confidential. In addition, the terms and conditions of this Agreement will be treated by Consultant as Confidential Information hereunder, provided that such terms and conditions may be disclosed to (1) an Institution or other entity to whom Consultant provides or may provide consulting services, in each case, upon the request of such Institution or other entity and (2) Consultant’s legal, financial and accounting advisors.
(b)    During the term of this Agreement and for five (5) years after first disclosed to the Consultant, Consultant will keep and hold all Confidential Information in confidence, and Consultant will not use or disclose any of such Confidential Information without the prior written consent, and with the authorization, of the Company, except as may be necessary to perform the Services. Consultant will not disclose to the Company any confidential information belonging to any third party, unless authorized to do so. Disclosure of any such confidential information hereunder does not grant to Company any right or license under any copyright, patent, trade secret or other intellectual property right of the applicable third party. In the event that Consultant is authorized to disclose any Confidential Information to anyone outside the Company in performing the Services, Consultant, with the Company’s advice, will take adequate steps, consistent with the policies and practices of the Company, to require that the recipient maintain the confidentiality of the Confidential Information.
(c)    The term “Confidential Information” hereunder will not include information that Consultant can establish by competent written evidence (i) is or becomes generally known within the industry through no fault of Consultant; (ii) was known to Consultant at the time it was disclosed, (iii) is lawfully and in good faith made available to Consultant by a third party who did not derive it from the Company and who imposes no obligation of confidence on Consultant; (iv) is required to be disclosed by order of a governmental authority or a court of competent jurisdiction, provided that reasonable advance notice (if practicable) of the pendency of any such order is given to the Company and Consultant reasonably cooperates with Company, at its request and expense, in its efforts (if any) to protect its Confidential Information with respect to such order; or (v) is independently developed by Consultant without use of any Confidential Information of Company. For the purpose of this Section, Confidential Information will not be deemed to fall within any of the foregoing exceptions merely because individual features are separately publicly available.
(d)    Upon termination of this Agreement or at any other time upon the request of the Company, Consultant will promptly deliver to the Company or destroy, at Company’s request and expense, all records and materials documenting, evidencing or embodying any Confidential Information.
(e)    Notwithstanding the foregoing, in accordance with the federal Defend Trade Secrets Act of 2016, Consultant shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (i) is made (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, this Agreement does not affect Consultant’s immunity under 18 USC Sections

1833(b)(1) or 1833(b)(2) if Consultant files a lawsuit for retaliation by an employer for reporting a suspected violation of law and discloses a trade secret to his attorney and uses the trade secret information in the court proceeding, if the Consultant (1) files any document containing the trade secret under seal; and (2) does not disclose the trade secret, except pursuant to court order.
5.    No Conflicts.
(a)    Consultant represents and warrants that Consultant is permitted to enter into this Agreement and to perform the obligations contemplated hereby, and that this Agreement and the terms and obligations hereof are not inconsistent or otherwise in conflict with any other obligations Consultant may have, under the Applicable Policies, the Uniform Provisions or otherwise. In addition, during the term of this Agreement, Consultant will not enter into any agreement or modification of any existing agreement (whether written or oral) that are inconsistent with or otherwise conflict with Consultant’s obligations under this Agreement.
(b)    Consultant represents and warrants that Consultant has disclosed to the Institutions all aspects of Consultant’s relationship with the Company which are required to be disclosed under the Applicable Policies, and that Consultant has obtained any required consents or approvals of the Institutions concerning such relationship and this Agreement.
6.    Publication.
(a)    Company understands that Consultant has primary professional, academic and ethical obligations arising in connection with Consultant’s positions at the Institutions and that Consultant is subject to Applicable Policies and Uniform Provisions which protect academic freedom and preserve ownership of intellectual property rights. Company therefore agrees that within the scope of the Consultant’s professional and academic duties, Consultant is free to publish and present at conferences or discuss with colleagues as Consultant deems appropriate, provided that, in no event will the Consultant disclose any Confidential Information.
7.    Term and Termination.
(a)    Subject to earlier termination as expressly provided herein, this Agreement will commence on the date first written above and will continue until the fourth anniversary of that date, and thereafter will continue in effect until terminated by either party, with or without cause, upon at least thirty (30) days prior written notice. If either party breaches in any material respect any of its material obligations under this Agreement, in addition to any other right or remedy, the non-breaching party may terminate this Agreement in the event that the breach is not cured within thirty (30) days after receipt by such party of written notice of such breach.
(b)    No expiration or termination of this Agreement will relieve or affect any rights or liabilities of the parties which may have accrued prior to the date of expiration or termination. Notwithstanding anything herein to the contrary, upon any expiration or termination of this Agreement, the provisions of Sections 1(b) (only for amounts owed in connection with Services performed up to the date of expiration or termination), 1(c), 2(a) (the second sentence only), 2(b) (the second sentence only), 2(c) (the second sentence only), 2(d) (only for the post-termination or expiration period provided therein), 2(e) (only for the post-termination or expiration period provided therein), 3, 4 (only for the post-termination or expiration period provided therein), 6, 7 and 8 will survive such expiration or termination and continue in effect in accordance with their terms.
8.    General.
(a)    EXCEPT TO THE EXTENT THAT ANY EXCLUSION OR LIMITATION OF LIABILITY IS VOID, PROHIBITED OR UNENFORCEABLE BY APPLICABLE LAW, IN NO EVENT SHALL CONSULTANT BE LIABLE CONCERNING THE SUBJECT MATTER OF THIS AGREEMENT, REGARDLESS OF THE FORM OF ANY CLAIM OR ACTION (WHETHER IN CONTRACT, NEGLIGENCE, STRICT LIABILITY OR OTHERWISE), FOR ANY (I) INDIRECT, PUNITIVE, INCIDENTAL, RELIANCE, SPECIAL, EXEMPLARY OR CONSEQUENTIAL MONEY DAMAGES INCLUDING, BUT NOT LIMITED TO, LOSS OF BUSINESS, REVENUES, PROFITS OR GOODWILL OR (II) AGGREGATE DAMAGES IN EXCESS OF THE AMOUNTS PAID TO CONSULTANT BY COMPANY HEREUNDER DURING THE TWELVE (12)-MONTH PERIOD PRIOR TO THE DATE THE CAUSE OF ACTION AROSE, EVEN IF CONSULTANT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. THESE LIMITATIONS ARE INDEPENDENT FROM ALL OTHER PROVISIONS OF THIS AGREEMENT AND SHALL APPLY NOTWITHSTANDING THE FAILURE OF ANY REMEDY PROVIDED HEREIN.
(b)    Company agrees to (i) defend Consultant against any claim by a third party (other than to any such third party to which Consultant has or is providing services) that results from or arises out of any services provided hereunder, including, without limitation, any use of any Developments or any other results of any Services by Company, any of its affiliates or any of its or their employees, independent contractors, or licensees and (ii) indemnify Consultant for, and hold Consultant harmless from, settlement amounts and damages, liabilities, penalties, costs and expenses (including reasonable attorneys' fees) arising out of such claim; except to the extent any such claim is attributable to the Consultant’s gross negligence or willful misconduct or breach of this Agreement. Consultant shall provide prompt written notice of any such claim to Company and reasonable cooperation, information, and assistance in connection therewith, at Company’s reasonable request and expense, and Company shall have sole control and authority to defend, settle or compromise such claim, provided that any settlement that does not include the full and unconditional release of Consultant shall require the prior written consent of Consultant which shall not be unreasonably withheld.
(c)    Consultant recognizes that, in the event of a breach or threatened breach by Consultant of this Agreement, the Company may suffer irreparable harm, and Consultant therefore agrees that, in addition to all other rights and remedies available to the Company at law or in equity, the Company will be entitled to seek injunctive relief to restrain any such breach and to enforce the provisions hereof, without showing or proving any actual damage to the Company.
(d)    The Services to be rendered by Consultant are personal in nature. Consultant may not assign or transfer this Agreement or any of Consultant’s rights or obligations hereunder except to a corporation of which Consultant is the sole stockholder or a limited liability company of which Consultant is the sole member. In no event will Consultant assign or delegate responsibility for actual performance of the Services to any other individual. This Agreement will be binding upon and inure to the benefit of the parties and their respective legal representatives, heirs, successors and permitted assigns.
(e)    All notices and other communications hereunder will be delivered by hand or sent by registered or certified mail, or by reputable package delivery service, return receipt requested, addressed to the party at the address herein set forth, or to such other address as such party may designate in writing to the other in accordance with this Section.
(f)    This Agreement, together with Exhibits A and B and Schedule A attached hereto, constitutes the entire agreement between the parties as to the subject matter hereof, and supersedes any previous oral or written communications, representations, understandings, or agreements between them as to such subject matter. No provision of this Agreement will be waived, altered or canceled except in writing signed by the party against whom such waiver, alteration or cancellation is asserted. Any such waiver will be limited to particular instance and the particular time when and for which it is given.
(g)    This Agreement will be governed by, and construed and enforced in accordance with, the substantive laws of The Commonwealth of Massachusetts without regard to its principles of conflicts of laws.
(h)    The invalidity or unenforceability of any provision hereof as to an obligation of a party will in no way affect the validity or enforceability of any other provision of this Agreement, provided that if such invalidity or unenforceability materially adversely affects the benefits the other party reasonably expected to receive hereunder, that party will have the right to terminate this Agreement. Moreover, if one or more of the provisions contained in this Agreement will for any reason be held to be excessively broad as to scope, activity or subject so as to be unenforceable at law, such provision or provisions will be construed by limiting or reducing it or them, so as to be enforceable to the extent compatible with the then-applicable law.
(i)    The titles and headings herein are for reference purposes only and will not in any manner limit the construction of this Agreement which will be considered as a whole. As used in this Agreement, “herein” and “hereof” will refer to this Agreement as a whole, and “including” means “including but not limited to.” This Agreement will not be interpreted or construed against a party because that party or any attorney or representative for that party drafted or participated in the drafting of this Agreement.
(j)    If this Agreement is executed by the Company and the Consultant, the Company will reimburse the Consultant for reasonable legal expenses incurred by the Consultant in connection with the review and negotiation of this Agreement.
* * *

IN WITNESS WHEREOF, the parties hereto have duly executed this Consulting Agreement under seal as of the date first set forth above.

PRIME MEDICINE, INC.
By:	/s/ Mary Pendergast
Name:	Mary Pendergast
Title:
Address:

DAVID R. LIU
/s/ David R. Liu
Print Name:	David R. Liu
Address: